Exhibit 99.1

NEWS RELEASE
Natural Resource Partners L.P.
Reports Third Quarter 2008 Results
And Confirms Guidance
Third Quarter 2008 Highlights:
•	Distributable cash flow increased 59% from 3Q07 to $54.0 million

•	Revenues increased 35% to a record $76.2 million

•	Net income attributable to limited partners rose 55% to $35.5 million

•	Net income per unit improved 57% to a record $0.55

•	Distribution increases for twenty-first consecutive quarter to $0.525 per unit, or 11% over the third quarter 2007
HOUSTON, November 6, 2008 – Natural Resource Partners L.P. (NYSE:NRP) today reported third quarter 2008 distributable cash flow, a non-GAAP measure, rose 59% to $54.0 million from the $34.0 million reported for the third quarter of 2007. A reconciliation of distributable cash flow is provided in the tables attached. Net income attributable to the limited partners increased 55% to $35.5 million for the third quarter of 2008, compared to $22.9 million for the same period last year. Net income per unit increased 57% to a record $0.55 per unit in the third quarter of 2008 compared to the same period last year.

	Highlights
	3Q08	2Q08	3Q07
	(in thousands except per ton and per unit)
Coal production:	14,935	16,093	14,708
Coal royalty revenues:	$58,323	$60,026	$44,378
Average coal royalty revenue per ton:	$3.91	$3.73	$3.02
Total revenues:	$76,196	$75,592	$56,366
Net income to limited partners:	$35,505	$30,562	$22,902
Average units outstanding in quarter:	64,891	64,891	64,891
Net income per unit:	$0.55	$0.47	$0.35
Distributable cash flow:	$53,965	$57,359	$34,045
“NRP had another solid quarter, setting records in both total revenues and net income per unit,” said Nick Carter, President and Chief Operating Officer. “In the third quarter we experienced an approximate 5% increase in our average coal royalty revenue per ton as our lessees continue to roll over their contracts at higher prices and export more coal.”

NRP Reports 3Q08 Results and Confirms Guidance
Current Market
These are uncertain times in both the financial and the coal markets. While it is too early to determine the long-term impacts on the coal industry resulting from the economic slowdowns that are forecasted around the globe, demand and pricing should remain strong for the near-term future. Over the last two weeks, most of NRP’s publicly traded lessees have reported earnings and commented that while there has been a decline in the over-the-counter price indices, that decline has not been reflected in the physical markets on which they base their contracts. In addition, most of NRP’s public lessees have reported locking in contracts for substantial portions of their 2009 production at prices above their 2008 prices, and continue to believe that 2009 and 2010 prices will improve over 2008 prices.
The industry continues to deal with many issues related to production: labor shortages, lower productivity, a difficult regulatory environment and geologic issues related primarily to Central Appalachia. These production issues will cause coal supply to remain tight for both steam and metallurgical coal. In the United States, the demand for steam coal should improve or remain relatively constant, even in a declining economy, as over 90% of all coal production in the United States is used for generation of electricity.
Guidance
NRP continues to see strong pricing by its lessees and confirms its 2008 guidance issued on August 11, 2008. NRP is currently in the process of gathering information from its lessees in preparation for issuing 2009 guidance.
Third Quarter 2008 versus Second Quarter 2008
Total revenues in the third quarter increased over the second quarter of 2008, due to increases in nearly every revenue item. Override royalties increased the most significantly, improving by $1.1 million over the second quarter as NRP’s lessees produced more coal on properties subject to overrides. Coal royalty revenues were down slightly due to a 7% decline in production on our properties, which was partially offset by a $0.18, or 5% increase in the average coal royalty revenue per ton. NRP saw a decline in Appalachian production as a result of production on adjacent property, geologic issues, labor shortages and delays due to the current regulatory environment. However, the biggest increase in average coal royalty revenue per ton occurred in Appalachia, where the per ton amount increased by 7%, or $0.31 per ton in just the last quarter. In contrast to the Appalachian production decline, NRP continues to see additional production in the Illinois Basin due to increased production from a longwall mine.

NRP Reports 3Q08 Results and Confirms Guidance
Third Quarter and Nine Month Results
Revenues
Third Quarter
Total revenues for the third quarter of 2008 increased 35% to $76.2 million over the same period last year, due primarily to increases in coal royalty revenues. Coal royalty revenues increased 31% over the third quarter of 2007 to $58.3 million due to a 29% increase in the average royalty revenue per ton and a 2% increase in coal royalty production.
Average coal royalty revenue per ton increased $0.89 to $3.91. The most dramatic increase again occurred in Appalachia, where NRP experienced a 37% increase to $4.45 per ton due to improvements in realizations for steam coal and met coal. The Illinois Basin experienced a 23% increase to $2.64 over the third quarter of 2007.
Coal processing and transportation fees more than doubled to $5.2 million, up from $2.4 million in the third quarter of 2007, mainly due to additional transportation fees in the Illinois Basin. In addition, override royalties increased approximately $2.2 million due to additional production as well as increases in realizations per ton. Oil and gas royalties increased 59% largely due to price increases but also from small production increases.
Nine Months
Total revenues rose 37% over the first nine months of last year to $215.8 million due to significant increases in coal royalty revenues, coal processing and transportation fees and override royalties as well as increases in oil and gas royalties and aggregates.
Coal royalty revenues increased $41.4 million, or 33%, , over the same period last year due to a 9% increase in production and a 22% increase in average royalty revenue per ton. Coal processing and transportation more than doubled over the nine month period last year increasing to $13.9 million from $5.7 million while overriding royalties also more than doubled to $7.6 million from $3.0 million.
Metallurgical coal accounted for 33% of NRP coal royalty revenues and 24% of its production for the first nine months of 2008.
Expenses
Third Quarter
Total expenses increased $1.2 million in the third quarter of 2008 when compared to the same period last year, due to increased depreciation, depletion and amortization offset by decreases in general and administrative expenses and property and franchise taxes. Depreciation, depletion and amortization expense increased due to a combination of increased production, particularly from properties with higher depletion rates per ton. General and administrative expenses decreased due to accruals under the partnership’s incentive compensation plan as a result of the decrease in NRP’s unit price this quarter.

NRP Reports 3Q08 Results and Confirms Guidance
Nine Months
Total expenses for the nine month period ending September 30, 2008 increased $9.2 million over the same period last year to $74.1 million. This rise was due to an increase in depreciation, depletion and amortization expense of $11.6 million for the reasons stated above. Offsetting these increases was a decrease of approximately $3.1 million in general and administrative expenses from the nine month period last year.
Net Income Attributable to the Limited Partners
Third Quarter
Third quarter 2008 net income attributable to the limited partners improved 55%, or $12.6 million, over the third quarter last year. This equates to a $0.20 increase in the basic and diluted net income per limited partner unit to $0.55 for the third quarter of 2008.
Nine Months
Net income attributable to the limited partners for the nine month period ended September 30, 2008 increased $33.1 million, or 56% over the same period last year, accounting for a $0.51 increase in net income per unit to $1.42 for the nine month period.
Distributable Cash Flow
Third Quarter
Distributable cash flow increased 59% to $54.0 million when compared to the same quarter last year due to increases in total revenues.
Nine Months
For the nine months ended September 30, 2008 distributable cash flow increased $40.3 million or 38% to $146.2 million, predominantly due to increased revenues, offset by $3.8 million of additional reserves for debt payments.
Capital Markets and Liquidity
NRP has minimal capital expenditures and had approximately $64 million of cash available at the end of the quarter. In the fourth quarter, NRP forecasts generating excess cash over its current quarterly distribution amount, which cash can be used for acquisitions or principal reduction of its credit facility. NRP currently does not have any need to raise capital through the equity markets and has approximately $250 million available under its existing credit facility which expires in 2012.
Distributions
As reported on October 15, the Board of Directors of NRP’s general partner declared a quarterly distribution of $0.525 per unit, an increase of $0.01 per unit. This increase represented an 11% increase over the same period last year and a 2% increase over the second quarter 2008 distribution. This is the twenty-first consecutive quarterly increase in the distribution.

NRP Reports 3Q08 Results and Confirms Guidance
Company Profile
Natural Resource Partners L.P. is headquartered in Houston, TX, with its operations headquarters in Huntington, WV. NRP is a master limited partnership that is principally engaged in the business of owning and managing coal properties, and coal handling and transportation infrastructure in the three major coal producing regions of the United States: Appalachia, the Illinois Basin and the Powder River Basin. In addition, the partnership also manages aggregate reserves, oil and gas properties and timber assets across the United States.
For additional information, please contact Kathy H. Roberts at 713-751-7555 or kroberts@nrplp.com. Further information about NRP is available on the partnership’s website at http://www.nrplp.com.
Disclosure of Non-GAAP Financial Measures
Distributable cash flow represents cash flow from operations less actual principal payments and cash reserves set aside for scheduled principal payments on the senior notes. Distributable cash flow is a “non-GAAP financial measure” that is presented because management believes it is a useful adjunct to net cash provided by operating activities under GAAP. Distributable cash flow is a significant liquidity metric that is an indicator of NRP’s ability to generate cash flows at a level that can sustain or support an increase in quarterly cash distributions paid to its partners. Distributable cash flow is also the quantitative standard used throughout the investment community with respect to publicly traded partnerships. Distributable cash flow is not a measure of financial performance under GAAP and should not be considered as an alternative to cash flows from operating, investing or financing activities. A reconciliation of distributable cash flow to net cash provided by operating activities is included in the tables attached to this release. Distributable cash flow may not be calculated the same for NRP as other companies.
Forward-Looking Statements
This press release may include “forward-looking statements” as defined by the Securities and Exchange Commission. Such statements include the current coal market conditions and borrowing capacity. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the partnership expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by the partnership based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the partnership. These risks include, but are not limited to, decreases in demand for coal; changes in operating conditions and costs; production cuts by our lessees; commodity prices; unanticipated geologic problems; changes in the legislative or regulatory environment and other factors detailed in Natural Resource Partners’ Securities and Exchange Commission filings. Natural Resource Partners L.P. has no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.
08-11
-Financial statements follow-

NRP Reports 3Q08 Results and Confirms Guidance
Natural Resource Partners L.P.
Operating Statistics
(In thousands except per ton data)

	Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
	(unaudited)		(unaudited)
Coal Royalties:
Coal royalty revenues:
Appalachia
Northern	$3,433	$3,941	$11,838	$11,064
Central	40,371	29,662	117,642	88,248
Southern	5,397	4,649	14,697	13,677

Total Appalachia	$49,201	$38,252	$144,177	$112,989
Illinois Basin	6,438	2,462	14,995	4,941
Northern Powder River Basin	2,684	3,664	8,329	8,154

Total	$58,323	$44,378	$167,501	$126,084

Coal royalty production (tons):
Appalachia
Northern	1,172	1,640	4,436	4,875
Central	8,859	8,927	27,430	27,022
Southern	1,015	1,184	3,239	3,514

Total Appalachia	11,046	11,751	35,105	35,411
Illinois Basin	2,441	1,147	5,899	2,307
Northern Powder River Basin	1,448	1,810	4,493	4,072

Total	14,935	14,708	45,497	41,790

Average royalty revenue per ton:
Appalachia
Northern	$2.93	$2.40	$2.67	$2.27
Central	4.56	3.32	4.29	3.27
Southern	5.32	3.93	4.54	3.89
Total Appalachia	4.45	3.26	4.11	3.19
Illinois Basin	2.64	2.15	2.54	2.14
Northern Powder River Basin	1.85	2.02	1.85	2.00

Combined average royalty revenue per ton	$3.91	$3.02	$3.68	$3.02

Aggregates:
Royalty revenues	$1,980	$1,932	$5,028	$5,293
Aggregate royalty bonus	$300	$164	$2,544	$492
Production	1,484	1,584	3,876	4,456
Average base royalty per ton	$1.33	$1.22	$1.30	$1.19

NRP Reports 3Q08 Results and Confirms Guidance
Natural Resource Partners L.P.
Consolidated Statements of Income
(In thousands, except per unit data)

	Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
	(Unaudited)		(Unaudited)
Revenues:
Coal royalties	$58,323	$44,378	$167,501	$126,084
Aggregate royalties	2,280	2,096	7,575	5,785
Coal processing fees	2,044	1,374	5,698	3,404
Transportation fees	3,183	1,000	8,193	2,306
Oil and gas royalties	2,201	1,388	5,579	3,924
Property taxes	2,263	2,963	7,760	7,836
Minimums recognized as revenue	737	913	1,193	1,698
Override royalties	3,133	953	7,638	2,994
Other	2,032	1,301	4,706	3,639

Total revenues	76,196	56,366	215,843	157,670
Operating costs and expenses:
Depreciation, depletion and amortization	17,042	13,045	48,849	37,324
General and administrative	1,732	3,687	12,771	15,880
Property, franchise and other taxes	2,822	3,993	10,569	10,618
Transportation costs	431	79	960	149
Coal royalty and override payments	287	246	939	914

Total operating costs and expenses	22,314	21,050	74,088	64,885

Income from operations	53,882	35,316	141,755	92,785
Other income (expense)
Interest expense	(6,912)	(7,124)	(21,336)	(21,584)
Interest income	368	736	1,124	2,239

Net income	$47,338	$28,928	$121,543	$73,440

Net income attributable to:
General partner	$8,023	$4,119	$19,885	$10,012

Holders of incentive distribution rights	$3,810	$1,907	$9,738	$4,602

Limited partners	$35,505	$22,902	$91,920	$58,826

Basic and diluted net income per limited partner unit:	$0.55	$0.35	$1.42	$0.91

Weighted average number of units outstanding:	64,891	64,891	64,891	64,363

NRP Reports 3Q08 Results and Confirms Guidance	Page 8 of 10
Natural Resource Partners L.P.
Statements of Cash Flows
(In thousands)

	Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
	(Unaudited)		(Unaudited)
Cash flows from operating activities:
Net income	$47,338	$28,928	$121,543	$73,440
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	17,042	13,045	48,849	37,324
Non-cash interest charge	31	117	266	326
Loss from disposition of assets	—	—	32	—
Change in operating assets and liabilities:
Accounts receivable	(2,323)	(4,835)	(11,294)	(7,634)
Other assets	308	326	892	883
Accounts payable and accrued liabilities	18	77	447	(217)
Accrued interest	(2,934)	(2,763)	(3,199)	(166)
Deferred revenue	1,263	2,890	3,989	10,807
Accrued incentive plan expenses	(1,584)	495	(506)	(138)
Property, franchise and other taxes payable	(886)	45	(1,876)	304

Net cash provided by operating activities	58,273	38,325	159,143	114,929

Cash flows from investing activities:
Acquisition of land, coal and other mineral rights	—	—	—	(24,233)
Acquisition or construction of plant and equipment	(2,498)	(7,435)	(9,952)	(15,835)
Cash placed in restricted account	—	—	—	(6,240)

Net cash used in investing activities	(2,498)	(7,435)	(9,952)	(46,308)

Cash flows from financing activities:
Proceeds from loans	—	7,000	—	262,400
Deferred financing costs	—	(6)	—	(1,292)
Repayments of loans	(7,692)	(400)	(17,235)	(235,942)
Distributions to partners	(44,125)	(37,635)	(125,885)	(108,099)
Contributions by general partner	—	—	—	2,645

Net cash used in financing activities	(51,817)	(31,041)	(143,120)	(80,288)

Net increase or (decrease) in cash and cash equivalents	3,958	(151)	6,071	(11,667)
Cash and cash equivalents at beginning of period	60,454	54,528	58,341	66,044

Cash and cash equivalents at end of period	$64,412	$54,377	$64,412	$54,377

SUPPLEMENTAL INFORMATION:
Cash paid during the period for interest	$9,729	$9,752	$24,179	$21,379

Non-cash investing activities:
Equity issued in business combinations	$—	$—	$—	$350,741
Liability assumed in business combination	—	—	—	1,989

NRP Reports 3Q08 Results and Confirms Guidance	Page 9 of 10
Natural Resource Partners L.P.
Consolidated Balance Sheets
(In thousands, except for unit information)

	September 30,	December 31,
	2008	2007
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$64,412	$58,341
Restricted cash	6,240	6,240
Accounts receivable, net of allowance for doubtful accounts	37,577	27,643
Accounts receivable – affiliate	2,365	1,005
Other	202	1,009

Total current assets	110,796	94,238
Land	24,343	24,343
Plant and equipment, net	67,741	61,441
Coal and other mineral rights, net	987,370	1,030,088
Intangible assets	103,798	106,222
Loan financing costs, net	2,784	3,098
Other assets, net	516	601

Total assets	$1,297,348	$1,320,031

LIABILITIES AND PARTNERS’ CAPITAL
Current liabilities:
Accounts payable and accrued liabilities	$3,012	$2,567
Accounts payable – affiliate	106	104
Current portion of long-term debt	17,234	17,234
Accrued incentive plan expenses – current portion	4,455	3,993
Property, franchise and other taxes payable	4,539	6,415
Accrued interest	3,077	6,276

Total current liabilities	32,423	36,589
Deferred revenue	40,275	36,286
Asset retirement obligations	39	39
Accrued incentive plan expenses	5,501	6,469
Long-term debt	478,822	496,057
Partners’ capital:
Common units	726,021	731,113
General partner’s interest	14,413	14,177
Holders of incentive distribution rights	514	—
Accumulated other comprehensive loss	(660)	(699)

Total partners’ capital	740,288	744,591

Total liabilities and partners’ capital	$1,297,348	$1,320,031

NRP Reports 3Q08 Results and Confirms Guidance	Page 10 of 10
Natural Resource Partners L.P.
Reconciliation of GAAP “Net cash provided by operating activities”
To Non-GAAP “Distributable cash flow”
(In thousands)

	Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
	(unaudited)		(unaudited)
Net cash provided by operating activities	$58,273	$38,325	$159,143	$114,929
Less scheduled principal payments	(7,691)	—	(17,234)	(9,350)
Less reserves for future principal payments	(4,308)	(4,280)	(12,924)	(9,080)
Add reserves used for scheduled principal payments	7,691	—	17,234	9,400

Distributable cash flow	$53,965	$34,045	$146,219	$105,899

-end-